Exhibit 99.2

G&K Services Acquisition Announcement

Conference Call

August 16, 2016

Mike’s comments:

Good morning and thank you for joining us as we discuss our announced acquisition of G&K Services. Joining me this morning is Paul Adler, Cintas’ Vice President and Treasurer.

The Private Securities Litigation Reform Act of 1995 provides a Safe Harbor from civil litigation for forward-looking statements. This conference call contains forward-looking statements that reflect the company’s current views as to future events and financial performance. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those we may discuss. I refer you to the discussion on these points contained in our most recent filings with the SEC.

This is an exciting time for us as we announced this morning that we have entered into an agreement to acquire G&K Services. G&K, with annual revenue of approximately 1 Billion dollars, is a service-focused market leader of branded uniform and facility services programs in the United States and Canada.  We believe the merger of Cintas and G&K Services will provide us with the opportunity to accomplish our principle objective which is to exceed our customers’ expectations to maximize the long-term value of Cintas for its shareholders and employees, whom we call partners.

As Scott Farmer, Cintas’ Chief Executive Officer, stated in today’s press release, we hold G&K in high-regard and have deep respect for its employees and its long and impressive heritage. Our companies have in common a strong dedication to customers, employees-partners and shareholders.

The agreed upon price is $97.50 per share, representing a total enterprise value of approximately $2.2 billion, including acquired net debt. The consideration for the shares will be paid in cash, and the sources of that cash will be existing funds on hand, current debt, and new debt issuance.

The boards of directors of both companies have approved the transaction. The merger is subject to approval by G&K shareholders, regulatory clearances and other customary closing conditions. We expect to close the transaction in the next four to six months.  We will work diligently with the regulators and others to successfully complete the merger as soon as possible.

The addition of G&K to Cintas has a strong strategic rationale. We expect to add about 170,000 business customers, positioning us to deliver great value to them with our broad line of innovative products and services. We have the industry’s best global supply chain, and this merger provides a great opportunity to take advantage of our sourcing capabilities. We have had strong organic growth rates for many years, and this combination will provide access to additional processing capacity. And, the density of our route structure will increase, allowing us to spend more valuable time with our customers and less time driving to and from them.

We have talked previously about our strong financial results. Our fiscal year 2016 recently ended, and it was the sixth consecutive year of double-digit increases in EPS. This achievement is a tribute to our partners. Additionally, it is the result of our corporate culture which guides and drives everything we do. It propels us to develop innovative and expansive product lines comprised of many proprietary products. It focuses us on investing for the long-term and establishes the solid foundation for years of significant growth rates in excess of both GDP and employment. And it enables us to make transformative investments such as our conversion to the SAP system.

This merger with G&K is another good example of investing for the future. This business will make us even stronger. It will improve our service capabilities, provide more opportunities for our partners, and contribute to continued growth in revenue and EPS. As I said earlier, this combination is a great investment for the long-term for our customers, for our partners and for our shareholders.

I will now turn the call over to Paul for some additional financial information. Paul.

Paul’s comments:

Thanks, Mike.

Not only does this combination have a strong strategic rationale as Mike just described, but it is also a financially compelling transaction that will create significant shareholder value. The transaction is expected to be accretive to Cintas’ earnings per share in its second full year after closing. Additionally, we expect to realize annual synergies in the range of 130 Million to 140 Million dollars. These synergies will be captured in full within four years of the closing. We have a long history of making and assimilating acquisitions. The two businesses will work together and make decisions over time regarding the integration, ultimately resulting in a fully harmonized team. Therefore, we are confident in our ability to achieve the synergies in full and within the time-period stated.

This merger is a terrific use of our balance sheet. Our balance sheet is a significant asset and a competitive advantage, and we are pleased to be able to put it to work. Nevertheless, Cintas maintains its commitment to an investment grade capital structure. This transaction will cause a temporary increase in leverage, but this does not represent an underlying change in financial policy. We will put a plan in place to deleverage to 2 times debt to EBITDA. We believe we can achieve that result in three years from the closing of the merger.

In conclusion, this combination will drive significant shareholder value. The result is a company with about 5.8 Billion dollars in annual revenue, more penetration opportunities to continue its track record of strong growth, 130 to 140 Million dollars in expected annual synergies, significant EPS accretion, and a favorable financing structure.

That concludes our prepared remarks. We are happy to answer your questions.

Thank you for joining us this morning.  We will issue our first quarter earnings in late September. We look forward to speaking with you again at that time.

Additional Information and Where to Find it

In connection with the proposed transaction, G&K Services intends to file a preliminary proxy statement on Schedule 14A with the SEC. G&K SERVICES’ SHAREHOLDERS ARE ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to shareholders of G&K Services. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from G&K Services at its website, www.gkservices.com, or by contacting Jeff Huebschen at 952-912-5773.

Certain Information Concerning Participants

Cintas and G&K Services and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Cintas’ participants is set forth in the proxy statement, filed September 4, 2015, for Cintas’ 2015 annual meeting of shareholders as filed with the SEC on Schedule 14A and its most recent annual report on Form 10-K. Information concerning G&K Services’ participants is set forth in the proxy statement, filed September 21, 2015, for G&K Services’ 2015 annual meeting of shareholders as filed with the SEC on Schedule 14A and its most recent annual report on Form 10-K. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Information

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements are described in Cintas’ Form 10-K under the heading “Cautionary Statement Regarding Forward-Looking Information”, as well as the information included in Cintas’ Current Reports on Form 8-K and other factors that are set forth in management’s discussion and analysis of Cintas’ most recently filed reports with the SEC. Additional important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the merger not being timely completed, if completed at all; if the merger is completed, the impact of any undertakings required by the parties in order to obtain regulatory approvals; prior to the completion of the merger, Cintas’ and/or G&K Services’ respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; and the parties being unable to successfully implement integration strategies. While Cintas and/or G&K Services may elect to update forward-looking statements at some point in the future, Cintas and G&K Services specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.